Exhibit 99(a)(xxiii)

LORD ABBETT INVESTMENT TRUST

AMENDMENT TO

DECLARATION AND AGREEMENT OF TRUST

The undersigned, being at least a majority of the Trustees of Lord Abbett Investment Trust, a Delaware statutory trust (the “Trust”) organized pursuant to a Declaration and Agreement of Trust dated August 16, 1993 (the “Declaration”), do hereby (i) establish, pursuant to Section 5.3 of the Declaration, a new series of shares of the Trust to be designated the “Lord Abbett Core Plus Bond Fund” and (ii) establish, pursuant to Section 5.3 of the Declaration, the following classes of the Lord Abbett Core Plus Bond Fund: Class A, Class C, Class F, Class I, Class R2, Class R3, Class R4, Class R5, and Class R6. Any variations as to purchase price, determination of net asset value, the price, terms and manner of redemption and special and relative rights as to dividends on liquidation, and conditions under which such series or class shall have separate voting rights, shall be as set forth in the Declaration or as elsewhere determined by the Board of Trustees of the Trust.

This instrument shall constitute an amendment to the Declaration.

IN WITNESS WHEREOF, the undersigned have executed this instrument this 17th day of September 2015.

/s/ Daria L. Foster	/s/ Julie A. Hill
Daria L. Foster	Julie A. Hill

/s/ E. Thayer Bigelow	/s/ Franklin W. Hobbs
E. Thayer Bigelow	Franklin W. Hobbs

/s/ Robert B. Calhoun, Jr.	/s/ James M. McTaggart
Robert B. Calhoun, Jr.	James M. McTaggart

/s/ Eric C. Fast	/s/ James L.L. Tullis
Eric C. Fast	James L.L. Tullis

/s/ Evelyn E. Guernsey
Evelyn E. Guernsey